424(B)(3) SUPPLEMENT
REGISTRATION NO.  333-116317

                      SUPPLEMENT NO.2 DATED APRIL 28, 2005
                                       TO
                        PROSPECTUS DATED AUGUST 12, 2004
                                       of
                         DOCUMENT SECURITY SYSTEMS, INC.

SELLING SHAREHOLDERS

         This prospectus supplement relates to the resale of an aggregate 3,000,000 shares of our common stock by certain of our shareholders. The selling shareholders own 1,565,000 shares of our common stock and warrants to purchase an additional 1,435,000 shares of common stock issuable to the Selling Security Holders upon exercise of warrants. You should read this prospectus supplement in conjunction with the prospectus dated August 12, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         Specifically, this Supplement No.2 relates to the transfer by Fordham Financial Management Inc. a selling shareholder, of an aggregate of warrants to purchase 359,150 shares of Common Stock, to the individuals listed below.

         The information in the following table is presented as of April 26, 2005 and supplements the information in the table appearing under the heading "Selling Security Holders" beginning on page 15 of the prospectus dated August 12, 2004, including any amendments or supplements thereto, and was provided by or on behalf of the selling security holders. The following table sets forth as to the Selling Security Holder listed below:



         The following list (or footnotes) provides:

             o   the names of the selling shareholders.

             o the affiliation or material relationship we have, if any, with each selling shareholder.

             o the amount of shares beneficially owned by each selling shareholder before this offering.

             o the number of outstanding shares and shares underlying warrants being offered for each selling shareholder's account.


         Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within 60 days. Except as may be notes in a footnote below, all of the shares listed as underlying warrants are immediately acquirable and thus are beneficially owned by the selling shareholder holding the respective warrants. However, we have no control over when, if ever, a selling shareholder may exercise the option to exercise warrants held by such selling shareholder.

                                                                   SHARES CURRENTLY        WARRANT
                                           SHARES BENEFICIALLY     OUTSTANDING AND         SHARES BEING      TOTAL SHARES BEING
                                           OWNED BEFORE            BEING REGISTERED IN     REGISTERED IN     REGISTERED IN
NAME OF SELLING SHAREHOLDER                OFFERING(1)             OFFERING                OFFERING          OFFERING(4)
---------------------------                -----------             --------                --------          -----------
Fordham Financial Management, Inc.  (2)    0                       0                       3,350             3,350

Karen Farrell (3)                          0                       0                       3,350             3,350

David Goren (3)                            0                       0                       3,350             3,350

Joseph Ingarra (3)                         0                       0                       26,100            26,100

Bruce Inglis (3)                           0                       0                       1,675             1,675

Mio Lum (3)                                0                       0                       1,675             1,675

Mac Lutz (3)                               0                       0                       3,350             3,350

Umberto Marcucci (3)                       0                       0                       3,350             3,350

Peter Mazzone (3)                          0                       0                       3,350             3,350

Fred Meyers (3)                            0                       0                       6,700             6,700

Robert Sagarino (3)                        0                       0                       26,800            26,800

John Stewart (3)                           0                       0                       3,350             3,350

Vace Partners (3)                          0                       0                       26,800            26,800

Eustace Conway (3)                         0                       0                       3,350             3,350

John Young (3)                             0                       0                       3,350             3,350

Janzig Demirkan (3)                        0                       0                       3,350             3,350

Jay Belding (3)                            0                       0                       3,350             3,350

William Baquet (3)                         0                       0                       169,685           169,685

                                                                   SHARES CURRENTLY        WARRANT
                                           SHARES BENEFICIALLY     OUTSTANDING AND         SHARES BEING      TOTAL SHARES BEING
                                           OWNED BEFORE            BEING REGISTERED IN     REGISTERED IN     REGISTERED IN
NAME OF SELLING SHAREHOLDER                OFFERING(1)             OFFERING                OFFERING          OFFERING(4)
---------------------------                -----------             --------                --------          -----------
Charles Giordano (3)                       0                       0                       25,425            25,425

Dean Kajouras (3)                          0                       0                       14,400            14,400

Rich Adams (3)                             0                       0                       4,000             4,000

Jodi Mandarino (3)                         0                       0                       200               200

Maria Luppino (3)                          0                       0                       200               200

Jesus Ramos (3)                            0                       0                       200               200

Joseph Priincipe (3)                       0                       0                       500               500

Jason Barter (3)                           0                       0                       200               200

Harvey Latzen (3)                          0                       0                       3,000             3,000

Patricia DiDomenico (3)                    0                       0                       200               200

Margaret Grennes (3)                       0                       0                       300               300

Charles Giordano, Jr. (3)                  0                       0                       2,000             2,000

Michael Natapov (3)                        0                       0                       125               125

Matthew Cody (3)                           0                       0                       250               250

John Lowry (3)                             0                       0                       3,405             3,405

Josh Conroy (3)                            0                       0                       1,125             1,125

Andrew Sidebotham (3)                      0                       0                       375               375

Stephen Liotta (3)                         0                       0                       1,250             1,250

Chiaki Yamamoto (3)                        0                       0                       500               500

George Carris (3)                          0                       0                       4,405             4,405

                                                                   SHARES CURRENTLY        WARRANT
                                           SHARES BENEFICIALLY     OUTSTANDING AND         SHARES BEING      TOTAL SHARES BEING
                                           OWNED BEFORE            BEING REGISTERED IN     REGISTERED IN     REGISTERED IN
NAME OF SELLING SHAREHOLDER                OFFERING(1)             OFFERING                OFFERING          OFFERING(4)
---------------------------                -----------             --------                --------          -----------
Adam Bush (3)                              0                       0                       125               125

John Gino (3)                              0                       0                       135               135

William Barbour (3)                        0                       0                       1,375             1,375

Preston Kassem (3)                         0                       0                       2,530             2,530


Total                                      0                       0                       362,500           362,500

-------------------
(1) Figures include the shares of Common Stock and shares underlying warrants being registered in the registration statement of which this prospectus forms a part.

(2) Fordham Financial Management Inc. served as placement agent in connection with the private placement offering recently completed by the Company in which the Company raised $5,800,000 in gross proceeds. The private offering was completed in December 2003. Fordham Financial is an NASD member brokerage firm. Fordham Financial received 362,500 warrants as compensation for its services as placement agent. The warrants have an exercise price of $4.80 per share. The warrants expire on November 29, 2008. Fordham Financial is a registered broker dealer and is controlled by William Baquette, who has the control and power to vote and/or sell the securities

(3) The named selling shareholder may be deemed an associated person of a registered broker dealer firm under the rules of the SEC and NASD. Further, based upon information provided to us by the selling shareholder, we have been advised that at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the securities held by the selling shareholder. Document Security Systems has no arrangements or understandings with any persons, including any broker dealer firm, to distribute the securities. The named selling shareholder is an employee of Fordham Financial Management, an NASD member firm.

(4) The number of shares which may be resold by the selling shareholder assumes the sale of all shares of common stock and shares underlying warrants. The registration statement of which this Prospectus forms a part includes additional shares pursuant to SEC Rule 416 which may be required to be issued pursuant to the anti-dilution provisions of the warrants for stock splits, stock dividends and similar corporate transaction.

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